Exhibit 5.1

Sally Beauty Holdings, Inc.

May 18, 2012

Sally Holdings LLC

Sally Capital Inc.3001 Colorado Blvd.

Denton, Texas 76210

Re: Prospectus Supplement to Shelf Registration Statement on Form S-3 (Registration No. 333-181351)

Ladies and Gentlemen:

I am the Vice President and Deputy General Counsel of Sally Beauty Holdings, Inc., a Delaware corporation (the “Company”). This opinion is being rendered in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”) of a prospectus supplement, dated May 15, 2012 (the “Prospectus Supplement”) to the prospectus, dated May 11, 2012 (the “Base Prospectus,” and together with the Prospectus Supplement, the “Prospectus”), included as part of the above-referenced Registration Statement (the “Registration Statement”) relating to the offering and sale by Sally Beauty Holdings LLC and Sally Capital Inc. (the “Issuers”) of $700,000,000 aggregate principal amount of the Issuers’ 5.75% Senior Notes due 2022 (the “Notes”) and the sale by the Company, Sally Investment Holdings LLC and certain of their domestic subsidiaries (collectively, as listed in the Registration Statement, the “Guarantors”) of their guarantees (the “Guarantees”) of the Notes. The Notes are being sold to the underwriters (the “Underwriters”) named in the Underwriting Agreement dated as of May 15, 2012 (the “Underwriting Agreement”) by and among the Company, the Issuers, the Guarantors and the Underwriters. The Notes are being issued pursuant to an Indenture (the “Base Indenture”), dated as of May 18, 2012, by and among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of May 18, 2012 (together with the Base Indenture, the “Indenture”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, I have examined (i) the Certificates of Incorporation, Certificates of Formation or other charter documents of each of the Issuers and the Guarantors; (ii) the bylaws, limited liability company agreements, or other organizational documents of each of the Issuers and the Guarantors; (iii) records of proceedings of the Members or Board of Directors of each of the Issuers and Guarantors, or committees thereof; (iv) the proposed form of the Notes and the Guarantees; (iv) the Form T-1 Statement of Eligibility of the Trustee filed as an exhibit to the Registration Statement; (v) the Indenture; (vi) the Underwriting Agreement; (vii) the form of global certificate evidencing the Notes; (viii) the Registration Statement; (ix) the Prospectus; and (x) the documents filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, and incorporated by reference into the Prospectus as of the date hereof. I also have made such further legal and factual examinations and investigations as I deemed necessary for purposes of expressing the opinion set forth herein.

As to certain factual matters relevant to this opinion letter, I have relied conclusively upon originals or copies, certified or otherwise identified to my satisfaction, of such records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company, the Issuers, the Guarantors and of public officials, as I have deemed appropriate as a basis for the opinion hereinafter set forth.

In rendering my opinion set forth below, I have assumed, without any independent verification, (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authenticity of all documents submitted to me as originals, (iv) the conformity to the original documents of all documents submitted to me as conformed, facsimile, photostatic or electronic copies, (v) that the form of the Notes and Guarantees will conform to that included in the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee under the laws of its jurisdiction of incorporation or organization, (vii) that all parties (other than the Issuers and the Guarantors) to the documents examined by me have full power and authority under the laws of their respective jurisdictions of incorporation or organization to execute, deliver and perform their obligations under such documents and under the other documents required or permitted to be delivered and performed thereunder, and (viii) that the Indenture has been duly qualified under the Trust Indenture Act of 1939.

Based upon the foregoing, it is my opinion that, assuming due authorization, execution and delivery of the Indenture by the Trustee, [the Indenture is a valid and binding agreement of the Issuers and the Guarantors, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which a proceeding may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law); and upon due execution of the Notes by the Issuers and Guarantees by the Guarantors, due authentication thereof by the Trustee in accordance with the Indenture and issuance and delivery thereof against payment therefor as provided in the Underwriting Agreement, the Notes and the Guarantees will be validly issued and will constitute legally binding obligations of the Issuers and the Guarantors, as applicable, entitled to the benefits of the Indenture, except to the extent that (a) enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization, moratorium and other laws relating to or affecting the rights and remedies of creditors generally, and (b) the remedy of specific performance and other forms of equitable relief may be subject to certain defenses and to the discretion of the court before which proceedings may be brought (regardless of whether enforceability is considered in a proceeding in equity or at law).

My opinion expressed above is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect such opinion. My opinion is being rendered solely for the benefit of the Issuers in connection with the matters addressed herein and may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K and the incorporation by reference as an exhibit to the Registration Statement and to the use of my name under the heading “Legal Matters” in the prospectus constituting a part thereof.  In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

[Signature appears on the following page.]

Very truly yours,

By:	/s/ Matt Haltom
Matt Haltom
Vice President and Deputy General Counsel